Exhibits 5 & 23.2

JONES & KELLER, P.C.
1625 Broadway, Suite 1600
Denver, Colorado 80202

Telephone (303) 573-1600
Telecopier (303) 573-8133

June 18, 2009

Board of Directors
Natural Gas Services Group, Inc.
508 West Wall Street, Suite 550
Midland, Texas 79701

Re:           Natural Gas Services Group, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Natural Gas Services Group, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 300,000 shares of common stock (the “Common Stock”) of the Company which may be issued pursuant to the 2009 Restricted Stock/Unit Plan (the "Plan").

This opinion has been prepared and shall be construed in accordance with customary practice of lawyers who regularly give opinion letters of this kind.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; and the resolutions adopted by the Board of Directors of the Company authorizing and approving the Agreement and preparation and filing of the Registration Statement.  In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

Based on the foregoing, we are of the opinion that the Common Stock to be issued by the Company pursuant to the Plan has been duly authorized and, upon issuance, compliance with any restrictive terms, delivery and payment therefor in accordance with the terms of the Plan and awards thereunder, will be validly issued, fully paid and nonassessable, except as enforcement thereof may be limited by bankruptcy, insolvency, garnishment or other similar laws relating to or affecting the enforcement of creditors rights generally and by general principles of equity..

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.

Very truly yours,
/s/ Jones & Keller, P.C.
JONES & KELLER, P.C.